Exhibit 3.2
AMENDMENT
TO
AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
CENTURY PROPERTIES FUND XVII, LP
               This AMENDMENT TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF CENTURY PROPERTIES FUND XVII, LP, dated as of May 9, 2011 (this “Amendment”), is made by Fox Partners, a California general partnership (the “General Partner”). All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).
               WHEREAS, Century Properties Fund XVII, LP, a Delaware limited partnership (the “Partnership”), is governed pursuant to the terms of that certain Amended and Restated Limited Partnership Agreement of Century Properties Fund XVII, LP, made as of November 12, 1981, as amended and restated to March 24, 1982, and as amended to date (the “Partnership Agreement”);
               WHEREAS, pursuant to Section 24.1 of the Partnership Agreement, the General Partner is authorized to amend the Partnership Agreement as it determines may be necessary or desirable to establish, and convert existing limited partnership interests into, different designated series of limited partnership interests that have separate rights with respect to specified partnership property, in accordance with Section 17-218 of the Delaware Revised Uniform Limited Partnership Act; and
               WHEREAS, the General Partner has determined that the Partnership’s existing partnership interests should be converted into two separate series of partnership interests that have separate rights as set forth in this Amendment.
               NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:
1.	Amendments to the Partnership Agreement. The Partnership Agreement is hereby amended by the addition of a new Article 25, which will read in its entirety as follows:
     25. DESIGNATION OF SERIES OF PARTNERSHIP INTERESTS
     25.1 Designation of Series; Conversion of Existing Interests.
     (a) There is hereby established two series of interests in the Partnership, with each series comprised of both the General Partner’s interest in the Partnership and the Limited Partners’ interest in the Partnership. The General Partner’s interest is hereby designated as the “Series A GP Interest” and the “Series B GP Interest.” The Limited Partners’ interests are hereby designated as “Series A Units” and “Series B Units.” The Series A GP Interest and the Series A Units are referred to herein, collectively, as the “Series A Interests,” and the Series B GP Interest and the Series B Units are referred to herein, collectively, as the “Series B Interests.”
     (b) Effective as of the close of business on May 9, 2011 (the “Establishment Date”), without any further action by the General Partner or any Limited Partner, (i) each then outstanding interest of the General Partner in the Partnership shall automatically be converted into a Series A GP Interest and a Series B GP Interest, and (ii) each then outstanding Unit of limited partnership interest in the Partnership shall automatically be converted into one Series A Unit and one Series B Unit.
     (c) Each series of interests shall entitle the holders thereof to the respective rights set forth in this Article 25. The relative rights of the General Partner, on one hand, and the

Limited Partners, on the other, prior to the Establishment Date shall be maintained after the Establishment Date, but considered on a series by series basis.
25.2 Series A Interests. From and after the Establishment Date, the following assets shall be allocated solely to the Series A Interests for all purposes, and shall be so recorded upon the books of account of the Partnership: (i) all of the Partnership’s assets, other than its interest in the Series B Subsidiary (as defined below), (ii) all consideration received by the Partnership from the issuance or sale of any Series A Interest, or from any additional capital contributions relating to the Series A Interests, and all assets in which such consideration is invested, and (iii) all interest, dividends, distributions, income, earnings, profits, gains and proceeds from any assets described in the foregoing clauses (i) and (ii), including any proceeds derived from the refinancing, sale or other disposition of such assets, and any funds or payments derived from any reinvestment of such proceeds. No person, other than a person who holds a Series A Interest, shall have any claim on or any right to any assets allocated solely to the Series A Interests.
25.3 Series B Interests. From and after the Establishment Date, the following assets shall be allocated solely to the Series B Interests for all purposes, and shall be so recorded upon the books of account of the Partnership: (i) all of the Partnership’s membership interest in Apartment Lodge 17A LLC, a Colorado limited liability company (the “Series B Subsidiary”), (ii) all consideration received by the Partnership from the issuance or sale of any Series B Interest, or from any additional capital contributions relating to the Series B Interests, and all assets in which such consideration is invested, and (iii) all interest, dividends, distributions, income, earnings, profits, gains and proceeds from any assets described in the foregoing clauses (i) and (ii), including any proceeds derived from the refinancing, sale or other disposition of such assets, and any funds or payments derived from any reinvestment of such proceeds. No person, other than a person who holds a Series B Interest, shall have any claim on or any right to any assets allocated solely to the Series B Interests.
25.4 Allocation of Certain Assets and Income. If there are any assets, income, earnings, profits, proceeds, funds or payments that are not readily identifiable as belonging to any particular series of interests, the General Partner shall allocate them among any one or more of the series in such manner and on such basis as the General Partner, in its sole discretion, deems fair and equitable, which determination shall be conclusive and binding on the Limited Partners of all series for all purposes.
25.5 Liabilities and Expenses of Each Series. The debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to each series of interests shall be enforceable only against the assets allocated to such series, and not against the Partnership generally or the assets of any other series of interests. The interests of each series shall be charged with all expenses, costs, charges and reserves attributable to such series, and shall not be charged with any expenses, costs, charges or reserves attributable to any other series or the assets of such other series. The General Partner’s determination of which debts, liabilities and obligations, and which expenses, costs, charges and reserves, are attributable to each series of interests shall be conclusive and binding on the Limited Partners of all series for all purposes. Any person extending credit to, contracting with or otherwise having a claim against any series of interests may look only to the assets of that series to satisfy any such obligation or claim, and not against the assets of the Partnership generally or the assets of any other series. Any general liabilities, expenses, costs, charges or reserves of the Partnership that are not readily identifiable as belonging to any particular series of interests shall be allocated and charged by the Partnership to and among one or more of the series in such manner and on such basis as the General Partner, in its sole discretion, deems fair and equitable, which allocation shall be conclusive and binding on the Limited Partners of all series for all purposes.
25.6 Distributions to Partners of Each Series. From and after the Establishment Date, all distributions to Partners (including distributions comprised of Cash Available for Distribution and distributions upon termination and dissolution of the Partnership) shall be determined on a series by series basis in accordance with the criteria set forth in Sections 25.2 and 25.3.
25.7 Capital Accounts for Each Series. On the Establishment Date, for each series of interests, a separate capital account shall be established on the books of the Partnership for each Partner who holds such series, which shall initially consist of that portion of such Partner’s existing capital account that relates to the assets of such series. Thereafter, the capital account of each Partner who holds any series of interests shall be adjusted in the manner set forth in the Partnership Agreement, but on a series by series basis, with respect to (i) capital contributions relating to such series, (ii) that portion of the Partnership’s Net Income and Net Loss allocated to such series, and (iii) distributions paid in respect of such series.
25.8 Separate Books and Records. Separate and distinct books and records shall be maintained for each series of interests, and the assets and liabilities associated with a particular series shall be held and accounted for separately from the other assets and liabilities of the Partnership and other series. The Partnership shall prepare, and provide to Limited Partners (to the extent not included in the Partnership’s filings with the Securities and Exchange Commission), quarterly financial reports (which need not be audited) for each series.
25.9 Transfers of Series Interests. Each series of interests shall be transferable separate and apart from each other series pursuant to the terms of the Partnership Agreement.
25.10 Voting & Approval Rights. If any term or provision of the Partnership Agreement requires the vote, consent or approval of Limited Partners holding a majority of the Units, such term or provision shall be deemed to require the vote, consent or approval of Limited Partners holding a majority of outstanding Units of each series, except with respect to any matter or action relating only to a particular series or its assets, which shall require only the vote, consent or approval of Limited Partners holding a majority of the outstanding Units of such series. For the avoidance of doubt, the provisions of the Partnership Agreement that require the vote, consent or approval of Limited Partners with respect to any matter relating to the Partnership as a whole or the Partnership Agreement shall not be deemed to require the vote, consent or approval of Limited Partners for similar matters that relate only to a series of interests. Notwithstanding Section 16.3 of the Partnership Agreement, meetings of the Limited Partners to vote upon any matters on which the Limited Partners are authorized to take action under this Partnership Agreement may be called at any time by the General Partner or (i) in the case of any matter that is subject to the vote, consent or approval of Limited Partners holding a majority of outstanding Units of each series, by one or more Limited Partners holding more than 10% of the outstanding Units of each series, or (ii) in the case of any matter that is subject to the vote, consent or approval only of Limited Partners holding a majority of outstanding Units of a particular series, by one or more Limited Partners holding more than 10% of the outstanding Units of such series, in either case, by delivering written notice, either in person or by registered mail, of such call to the General Partner.
25.11 Tax Treatment. For United States federal income tax purposes, each series of interests shall represent a separate and distinct entity treated as a partnership.
25.12 Termination of a Series. Any series of interests may be terminated only upon (i) the termination and dissolution of the Partnership, (ii) the vote or written consent of Limited Partners holding a majority of the outstanding Units of such series, or (iii) the sale or other disposition of all or substantially all of the assets of such series. Upon termination of a series, the General Partner shall proceed to wind up the affairs of such series, and the Partnership shall not carry on any business in respect of such series except for the purpose of winding up its affairs. The termination of a series shall not be deemed a termination or dissolution of the Partnership unless it is the only remaining series. The General Partner shall not have any obligation to contribute cash to the capital of the Partnership pursuant to Section 5.5 of the Partnership Agreement upon the termination of a series unless such series is the only remaining series and such termination constitutes the termination and dissolution of the Partnership.

2.	Miscellaneous.
(a)	Effect of Amendment. In the event of any conflict or inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

(b)	Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c)	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

FOX PARTNERS,
a California general partnership

By:	FOX CAPITAL MANAGEMENT CORPORATION,
Managing General Partner

	By:	/s/ Trent A. Johnson

Name: Trent A. Johnson
Title: Vice President and
Assistant General Counsel
[Signature Page – CPF XVII – Amendment to the
Amended and Restate Limited Partnership Agreement]